news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7711

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700

For Immediate Release…
October 2, 2006

UNIT CORPORATION ANNOUNCES SIGNING OF AGREEMENT TO ACQUIRE OIL & NATURAL GAS COMPANY; COMPLETES PURCHASE OF NATURAL GAS GATHERING COMPANY IN OKLAHOMA; AND HIRES NEW TRANSFER AGENT

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company, has signed an agreement to acquire Brighton Energy, LLC, a privately owned oil and natural gas company for approximately $67.0 million in cash. The acquisition involves all of Brighton’s oil and natural gas assets outside of the southeastern Arkoma Basin and includes approximately 27.0 Bcfe of proved reserves and 5.0 MMcfe per day of current production. The reserves are 78% natural gas and 67% proved developed. The majority of the acquired reserves are located in the Anadarko and Gulf Coast basins of Oklahoma, Texas and Louisiana, with additional reserves in Arkansas, Kansas, Montana, North Dakota and Wyoming. Unit has identified 27 proved undeveloped locations that can be drilled in addition to numerous probable and possible locations. This acquisition is effective August 1, 2006 and is expected to close October 13, 2006, subject to certain conditions contained in the definitive agreements.
Unit also announced today that its wholly owned subsidiary, Superior Pipeline Company, LLC, closed its acquisition of Berkshire Energy LLC., a private company for an adjusted purchase price of $21.7 million. The principal assets of this company are all located in an established but highly active field in central Oklahoma and consist of a natural gas processing plant, a natural gas gathering system with 15 miles of pipeline, three field compressors and two plant compressors. The plant’s capacity is 15,000 Mcf per day and the current average system inlet volume is 7,000 Mcf per day.
Larry Pinkston, President and Chief Executive Officer, said, “Both of these acquisitions fit in our core areas and have substantial upside potential. We are pleased that Unit has been able to enter into these transactions as part of our continuing efforts to ensure the future growth of the company.”

Unit also announced that effective immediately it has engaged American Stock Transfer & Trust Company to serve as Transfer Agent & Registrar for its common stock in place of Mellon Investor Services, LLC. American Stock Transfer & Trust Company’s toll-free telephone numbers, address, and website for shareholder account inquiries are as follows:
For General Information:
American Stock Transfer & Trust Company
Shareholder Relations
59 Maiden Lane - Plaza Level
New York, NY 10038
PH: 800-710-0929
Fax: 718-236-2641
Email: info@amstock.com
Website: www.amstock.com

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the possibility that the pending acquisition which is discussed in this press release may fail to close, that the ultimate quantity and value of the estimated oil and natural gas reserves associated with the pending acquisition actually differ from those contained in this release, the estimates used in the valuation of the pending and completed acquisition, including prices used in calculating reserve values, may vary significantly from actual results, and that the disclosed current productive capabilities of the oil and natural gas wells included in the pending acquisition varies from that disclosed, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.